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Exhibit 10.20

FIRST AMENDMENT TO LEASE

        THIS FIRST AMENDMENT TO LEASE ("Amendment") is dated for reference purposes April 12, 2001 by and between Boyd Enterprises Utah, L.L.C. as Lessor, and Datamark Systems, Inc., as Lessee.

        WHEREAS, Lessor and Lessee are the parties to a lease agreement dated April 9, 1998 (the "Lease") whereby the Lessor leased to Lessee approximately 26,400 square feet of the property commonly known as The Monroe Building, 2305 South Presidents Drive, Unit A,B,C,D (the "Original Premises"). Except as expressly provided in this Amendment, all capitalized terms not otherwise defined herein shall have the meaning ascribed to those terms in the Lease.

        WHEREAS, Lessee desires to expand the Premises by approximately 14,400 square feet for the remainder of the term of the Lease.

        NOW THEREFORE, in consideration of the mutual covenants contained in this Amendment, the parties agree to modify, amend and supplement the Lease as follows:

1).	As of May 1, 2001 ("Expanded Premises Commencement Date"), in addition to the Original Premises, Lessor agrees to lease to Lessee, and Lessee agrees to Lease from Lessor approximately 14,400 square feet of space known as The Monroe Building 2305 South Presidents Drive, Unit E & F ("Expanded Premises") located in the Building, as depicted on Exhibit "A" to this Amendment. From and after the Expanded Premises Commencement Date, except as specifically provided in this Amendment, the term "Premises" shall be deemed to include the Original Premises and the Expanded Premises.
2).
This Amendment is specifically conditioned upon Lessee delivering to Lessor at the time of execution of this Amendment by Lessee, but in no event later than April 30, 2001, the sum of $8,362 which comprises the first month's rent for the Expanded Premises.
3).	The term of this Lease as to the Expanded Premises shall end on the same date as the term of the Lease as to the Original Premises, i.e. June 30, 2005.
4).
As of May 1, 2001, the Rent for the Expanded Premises shall be $8,362 and the Rent for the Original Premises shall be $21,112 per month for a total of $29,474 per month, and shall thereafter be adjusted pursuant to Exhibit "B" to this Amendment which hereby replaces Addendum A to the Lease.
5).
Lessor, at its sole cost and expense, shall deliver the Expanded Premises to Lessee prior to the Expanded Premises Commencement Date in a broom clean condition. In addition, Lessor agrees to paint existing offices and patch any holes in walls. Wall between suite E & F, in shop area, must be returned to plumb. [initialed by TD & WB]
6).
Except as amended by the terms of this Amendment, all other terms and conditions of the Lease shall remain in full force and effect, including but not limited to any approvals or consents which Lessor has previously given Lessee for the Original Premises.
7).	Lessee shall have two (2) two year options to extend this Lease based upon Exhibit B Rent Extension Schedule with a 90 day prior written notice to Lessor.

        IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the date first written above.

Lessee: Datamark, Inc.			Lessor: Boyd Enterprises Utah, LLC
By:	/s/ THOMAS DEARDEN		By:	/s/ WILLIS BOYD
	Title:	Exec. V.P. / COO		Title:	Manager

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FIRST AMENDMENT TO LEASE